CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Participants and Plan Administrator of
The 401(K) Plan:

We consent to incorporation by reference in the Registration Statement No. 33-67424 of AXA Equitable Life Insurance Company on Form S-8 of our report dated June 23, 2006, relating to the net assets available for benefits of The 401K Plan as of December 31, 2005 and 2004, the related statements of changes in net assets available for benefits for the years then ended, and the related schedule, which report appears in the December 31, 2005 annual report on Form 11-K of The 401(K) Plan.

/s/ Mitchell & Titus, LLP

New York, New York
June 23, 2006